Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 14 to the Registration Statement No. 333-212228 on Form N-1A of our report dated February 25, 2016, relating to the financial statements and financial highlights of EIP Growth and Income Fund (the “Fund”), the sole series of EIP Investment Trust, appearing in the Annual Report on Form N-CSR of EIP Investment Trust for the year ended December 31, 2015, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Portfolio Holdings Disclosure” and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Philadelphia, Pennsylvania

October 11, 2016